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
                                Exhibit 23






Consent of Independent Auditors'

The Board of Directors
Airgas, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-39433, 33-39325, 33-48388 and 33-57893) on Form S-3 and (Nos. 33-25419,
33-21780, 33-33954, 33-64056, 33-64058, 33-64112 and 33-64114) on Form S-8 of
Airgas, Inc. of our report dated May 10, 1995, relating to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended March 31, 1995, which report is included in the March 31, 1995 Annual Report on Form 10-K of Airgas, Inc. Our report refers to a change in the accounting for income taxes.


KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
June 6, 1995



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